Item 30   Exhibit (h) i. n1i

AMENDMENT NO. 1 TO THE FUND PARTICIPATION AGREEMENT
AMONG MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,
LORD ABBETT SERIES FUND, INC., AND LORD ABBETT DISTRIBUTOR LLC

THIS AMENDMENT, made and entered into as of the 20th day of September, 2021, amends the Fund Participation Agreement entered into as of the 7th day of February, 2017 (the “Agreement”) by and among MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the Commonwealth of Massachusetts (the “Company”), LORD ABBETT SERIES FUND, INC., a Maryland corporation (the "Fund"), and LORD ABBETT DISTRIBUTOR LLC, a New York limited liability company (the “Distributor”).

WHEREAS, the parties desire to amend the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.
The parties wish to amend the Agreement to add C.M. Life Insurance Company, a Connecticut life insurance company, as a party. The parties agree to add C.M. Life Insurance Company to the Agreement with the same rights and obligations as Massachusetts Mutual Life Insurance Company thereunder.

2.	All references in the Agreement to “Company” shall be deemed to include C.M. Life Insurance Company.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 20th day of September, 2021.

Massachusetts Mutual Life Insurance Company.

By:	/s/ Michael S. Dunn
Name:	Michael S. Dunn
Title:	Head of Institutional Insurance

C.M. Life Insurance Company

By:	/s/ Michael S. Dunn
Name:	Michael S. Dunn
Title:	Vice President

Lord Abbett Series Fund, Inc.

By:	/s/ Lawrence B. Stoller
Name:	Lawrence B. Stoller
Title:	Vice President and Secretary

Lord Abbett Distributor LLC, by its Managing Member, Lord, Abbett & Co. LLC

By:	/s/ Lawrence B. Stoller
Name:	Lawrence B. Stoller
Title:	Member